Exhibit 23.2




                    Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4, pertaining to the U.S. Industries, Inc. Amended U.S. Industries, Inc. Stock Option Plan, U.S. Industries, Inc. Restricted Stock Plan, U.S. Industries, Inc. 1986 Stock Option Plan, U.S. Industries, Inc. 1991 Stock Option Plan, U.S. Industries, Inc. 1996 Employee Stock Plan, U.S. Industries, Inc. 1989 Directors Stock Option Plan and U.S. Industries, Inc. 1995 Directors Stock Option Plan, of our report dated May 19, 1997, with respect to the consolidated financial statements and schedule of Zurn Industries, Inc. included in its Annual Report on Form 10-K for the year ended March 31, 1997, filed with the Securities and Exchange Commission.


                                   Ernst & Young LLP /s/


Dallas, Texas
June 9, 1998